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                                                                   Exhibit 2.1.2

                            ULTRALIFE BATTERIES, INC.
                             2000 TECHNOLOGY PARKWAY
                             NEWARK, NEW YORK 14513

                                  July 5, 2006

McDowell Research, Ltd.
Thomas Hauke, Earl Martin, Sr., James Evans, Frank Alexander
300 South Eighth Street
Waco, Texas 76701

Gentlemen:

          Based upon our recent conversations regarding the status of the Thales contract novation and product claims being asserted by Thales, we have agreed to the following:

     1. The current account receivable from Thales to McDowell Research, Ltd. in the approximate amount of $500,000 shall be excluded from the accounts receivable on the Final Balance Sheet for purposes of the calculation pursuant to Section 2.6(c) of the Asset Purchase Agreement and McDowell Research, Ltd. shall be responsible for collecting that receivable and shall get the benefit of that receivable.

     2. Warranty service relating to recent claims for the products shipped by McDowell Research, Ltd. to Thales that form the basis of the recent product claims by Thales shall be performed by McDowell Research, Ltd. and the cost of such warranty service shall also be borne by McDowell Research, Ltd. Any other warranty service shall be governed by the provisions of Section 3.18 of the Asset Purchase Agreement.

     3. Ultralife shall hold back from the cash portion of the Purchase Price the amount of $750,000, which amount shall be wire transferred to McDowell Research, Ltd. upon Ultralife having received from Thales a satisfactory written novation of the Thales contract.

     Except as modified by the terms of this letter agreement, the terms and conditions of the Asset Purchase Agreement remain in full force and effect. Please acknowledge your acceptance of these terms by signing below.

                                        Very truly yours,

                                        ULTRALIFE BATTERIES, INC.


                                        By
                                           -------------------------------------
                                           Peter F. Comerford
                                           Vice President of Administration
                                           and General Counsel


Acknowledged:

MCDOWELL RESEARCH, LTD.                 MR ACQUISITION CORPORATION


By:                                     By
    ---------------------------------      -------------------------------------
    Thomas Hauke                           Peter F. Comerford
                                           President


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Thomas Hauke


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Earl Martin, Sr.


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James Evans


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Frank Alexander